Results of October 5, 2000 shareholder meeting
(Unaudited)


An annual meeting of shareholders of the fund was held on October 5, 2000. At the meeting, each of the nominees for Trustees was elected, as follows:


                                   Common Shares
                                                  Votes
                              Votes for
                         withheld
Jameson Adkins Baxter              18,305,820
453,749
Hans H. Estin                 18,291,282
468,287
Ronald J. Jackson                  18,305,050
454,519
Paul L. Joskow                     18,308,489
451,080
Elizabeth T. Kennan                18,291,555
468,014
Lawrence J. Lasser                 18,309,089
450,480
John H. Mullin III                 18,305,473
454,096
George Putnam, III                 18,299,889
459,680
A.J.C. Smith                       18,300,573
458,996
W. Thomas Stephens            18,303,291
456,278
W. Nicholas Thorndike              18,292,469
467,100

                                   Preferred Shares
                                                  Votes
                              Votes for
                         withheld
John A. Hill                            1,128
76
Robert E. Patterson                     1,128
76

A proposal to ratify the selection of KPMG LLP as the independent auditors of your fund was approved as follows:
Common Shares - 18,420,865 votes for, and 145,406 votes against, with 193,298 abstentions and broker non-votes.

All tabulations are rounded to nearest whole number.
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